Exhibit 99.2

CITI TRENDS

Moderator: Tom Stoltz

11-21-05/4:00 p.m. CT

Confirmation # 4373471

CITI TRENDS

Moderator: Tom Stoltz

November 21, 2005

4:00 p.m. CT

Operator: Good day and welcome to the Citi Trends conference call. Today’s call is being recorded.

At this time for opening remarks and introductions I would like to turn the call over to the Chief Financial Officer, Mr. Tom Stoltz. Please go ahead, sir.

Tom Stoltz: Good afternoon, everyone, and thank you for joining us today. Also on the call today with me is Ed Anderson, Chief Executive Officer, and George Bellino, President and Chief Merchandising Officer.

By now everyone should have seen our third quarter earnings release that was sent out shortly after 4:00 p.m. Eastern Time today. If you have not received the release, it is available on our company Web site under the “Investor Relations” section and the subfolder “Investors” at www.cititrends.com.

You should be aware that the prepared remarks made during this call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and management may make additional forward-looking statements in response to your questions. These statements do not guarantee future performance and, therefore, undue reliance should not be placed upon them. Such statements involve known and unknown risks, uncertainties, and

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Moderator: Tom Stoltz

11-21-05/4:00 p.m. CT

Confirmation # 4373471

other factors that may cause actual results to differ materially. We refer all of you to the company’s most recent report on Form S-1, as filed with the Securities and Exchange Commission, for a more detailed discussion of the factors that could cause actual results to differ materially from those described in any forward-looking statements.

Ed Anderson and I will give brief presentations, after which all three of us will address any questions you may have.

With that said, I would like to now turn the call over to Ed.

Ed Anderson: Thank you, Tom. Good afternoon, and thank you for joining us.

We are pleased to continue our life as a public company by announcing another very strong quarter. Our sales and earnings results were well above our expectations and continue the very strong momentum that we’ve been seeing. We will provide some additional details on this performance and then cover our outlook for next year.

I will present an overview of the quarter’s results and make a few comments about the company’s growth and future plans. Tom will review the financial results in more detail and conclude with earnings guidance for both fiscal 2005 and 2006. Then we’ll be happy to answer your questions.

In the third quarter net sales increased 51.8 percent over last year to $69.9 million from $46 million. Comparable store sales increased 25 percent in the quarter, with each month of the quarter posting strong year over year increases. I’ll speak more about sales and the drivers of our sales in a few minutes.

Net earnings for the quarter were $2.6 million or 18 cents per share, nearly 16 times the net earnings of a year ago. This growth was the result of an across the board improvement in each

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Moderator: Tom Stoltz

11-21-05/4:00 p.m. CT

Confirmation # 4373471

functional area of the company. Our merchandise gross margin rate increased, our ratio of SG&A to sales decreased (in fact, we had substantial expense leverage in all three principle expense areas: stores, distribution and corporate), and new store sales - the classes of 2004 and 2005 stores - continued to exceed our expectations.

Sales were strong across all merchandise categories. Comparable sales increases for the quarter by category were men’s up 28 percent, women’s up 24 percent, children’s up 24 percent, accessories up 18 percent, and home furnishings up 40 percent. The common thread across merchandise categories was that nationally recognized brands’ sales continued to increase at a higher rate than other non-branded merchandise and with these strong sales markdowns were significantly less than last year. We sell urban fashions, including nationally recognized urban brands such as PhatFarm, BabyPhat, RocaWear, AppleBottoms and Dickies. Our value conscious customer has a strong appetite for current urban fashions at strong value prices.

This quarter’s comparable sales increases were driven by increased customer traffic as well as small increases in our average price per item and transaction size. In fact, 21 percent of the 25 percent comparable store sales increase came from increased customer transactions. We believe this increased traffic could continue to yield benefits into the future, as we have attracted new customers to our stores.

While our sales certainly benefited from the post hurricane traffic, we also benefited from strong sales momentum built up from the previous three quarters. Total inventories at the end of the quarter were up 34 percent over last year’s third quarter and comparable store inventories were up 14 percent over the same time last year. Our sales momentum has continued into November. Our inventories are properly balanced and well positioned for a successful holiday selling season.

We opened five new stores in the third quarter, bringing our total to 26 new stores so far in 2005. We expect to open 37 new stores for the entire year. The 2005 new stores are slightly larger in

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Moderator: Tom Stoltz

11-21-05/4:00 p.m. CT

Confirmation # 4373471

size than the new stores we opened since 2003. This year’s new store sales have exceeded our forecast and are running ahead of last year’s new stores on a per store basis. This new store performance is the result of our strong sales in general as well as some very good store locations.

Hurricanes Katrina, Rita and Wilma had a large impact on our quarter. Our thoughts remain with those residents and employees working to get their lives back to normal in those regions. As storms caused us to lose over 400 store sales days, we experienced a rebound in sales that was unprecedented for us.

While we could not anticipate that this hurricane season would be even more destructive than last year, we likewise could not have anticipated the rebound effect that would result from our customers purchasing needed apparel and other items in the wake of the storms. We experienced post hurricane sales in affected markets that more than made up for the loss of sales from closed stores in September and October. The hurricane impact was best demonstrated by the difference between our reported comparable store sales results for the entire company and for those stores not affected by the hurricanes. Sales in the non-affected stores were up 17 to 19 percent in the quarter while overall comparable sales were up 25 percent. We currently have four stores that remain closed, two of which could reopen in the fourth quarter.

We announced in October that we had acquired a 286,500 square foot distribution center in Darlington, South Carolina. The new distribution center complements our two existing facilities in the Savannah area that total approximately 240,000 square feet. This additional distribution center space means that we now have enough DC capacity to support twice our existing sales volume.

The facility has ideal access to major interstate highways and has available acreage for expansion. The building is located almost in the middle of our current market and is more

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Moderator: Tom Stoltz

11-21-05/4:00 p.m. CT

Confirmation # 4373471

convenient to our suppliers. Additionally, the Darlington County area offers a very attractive labor market.

With the cost of the facility, the improvements and new equipment ranging from $3 million to $4 million in the aggregate, we’ve been able to secure a first class facility at a very attractive cost. The total cost for this facility is much less than the $12 million to $15 million we would have spent to build and outfit a new building.

We are currently installing new racking and conveyors along with our existing warehouse systems. We will very gradually bring this building on line, minimizing any potential disruptions. We’ll begin receiving and shipping small amounts in December. While we expect there to be some startup costs in the first few months, we do not anticipate those costs to be material. This was a very important announcement for us in this quarter as we build the infrastructure for our expected growth.

Now I’ll turn the call back to Tom.

Tom Stoltz: Thank you, Ed.

We are pleased to report a record third quarter for us, with strong sales and earnings growth. This afternoon I would like to walk through several of our income statement items and then spend some time on our fiscal ’05 and ’06 guidance.

As Ed mentioned, our total sales for the quarter were $69.9 million versus $46 million last year. This represents a 51.8 percent increase in year over year sales. Comparable store sales rose 25 percent versus 3 percent in the 2004 period.

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Moderator: Tom Stoltz

11-21-05/4:00 p.m. CT

Confirmation # 4373471

The monthly comparable increases during the third quarter were as follows – August 20.3 versus 6.7 percent last year, September 19.5 versus 1.7 last year, and October 37 percent versus flat last year. For the year to date total sales were $193 million or an increase of 40.7 percent over the prior year. Comparable sales were up 14.1 percent for the year to date.

Moving on to gross margins, for the quarter we reported 38.7 percent compared to our prior year rate of 36.7 percent. As Ed mentioned, nearly all the increase was a result of well positioned and balanced inventories, along with strong sales trends that resulted in fewer goods to clear and, therefore, reduced markdown levels.

Freight costs as a percent of sales were constant with a year ago, while shrinkage was down slightly. Shrinkage remained in the range of 2.5 to 3.0 percent at retail. As a reminder, our gross profits do not include distribution and/or occupancy costs, as some retailers report.

For the year to date, gross margin was 38.3 percent compared to 37.1 percent last year, with the improvement coming in the second and third quarters as a result of reduced markdowns.

SG&A expenses were 33.3 percent of sales for the quarter compared to 35.6 percent last year, as payroll and occupancy costs were leveraged. Labor productivity improved substantially in stores and in our distribution facilities. The SG&A leverage was realized despite approximately $300,000 of being public costs in the quarter and a reserve taken for potential uninsured hurricane losses of $700,000. The company is investigating the insurer’s claim that the New Orleans area damages are from a separate flood event and, therefore, require a much higher deductible.

For the year to date, SG&A as a percent of sales was 33.3 percent compared to 33.9 percent last year. Included in this amount was the termination fee paid in connection with the company’s initial public offering in the second quarter totaling $1.2 million on a pretax basis. Excluding the

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Moderator: Tom Stoltz

11-21-05/4:00 p.m. CT

Confirmation # 4373471

termination fee, SG&A was 32.7 percent compared to 33.9 percent last year, again despite about $700,000 of being public costs and a $700,000 reserve for hurricane losses in the year to date.

Each of the items previously discussed led to an earnings increase of nearly 16 times for the quarter to $2.6 million compared to $165,000 last year. Earnings per diluted share were 18 cents versus two cents last year, with 14.38 million weighted average shares outstanding.

For the year to date, net income was $6.3 million or an increase of 166 percent over the prior year of $2.4 million. Excluding the termination fee, net income was $7 million or an increase of 198 percent over the prior year and nearly as much as our net income for the entire year of fiscal 2004.

Year to date earnings per diluted share were 49 cents compared to 22 cents last year, up 123 percent. The earnings per diluted share increase for both the quarter and the year to date periods is smaller than the net income increase because of the IPO shares issued during the second quarter of this year. Excluding the termination fee, earnings per diluted share was 55 cents or an increase of 150 percent.

Our tax rate for the year to date was 36.2 percent, adjusted down from the end of the second quarter to reflect tax-exempt interest and jobs tax credits earned. We expect a rate of around 36 percent to continue throughout ’05 and ’06.

Now moving on to guidance for the remainder of fiscal 2005. We ended the third quarter with a store count of 226, including four stores remaining closed, as mentioned, due to the hurricanes. We plan to open 11 stores in the fourth quarter, bringing our year total to 37 new store openings and our stores in operation to between 233 and 235, assuming none to two of the closed stores are reopened in the fourth quarter.

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Moderator: Tom Stoltz

11-21-05/4:00 p.m. CT

Confirmation # 4373471

We now expect the full year of fiscal 2005 earnings per diluted share to fall in a range of $1.00 to $1.03 based on 13.3 million diluted shares outstanding, a full year tax rate of approximately 36 percent, comparable store sales increases of 10 to 13 percent, the opening of 37 new stores, and total sales ranging from $273 million to $278 million. I would remind you that this EPS range excludes the $1.2 million termination fee. The EPS range for fiscal ’05 is $0.94 to $0.97, including this charge.

Now I’d like to talk about our fiscal 2006 guidance. Our position remains unchanged with the practice of sales and earnings guidance. We will address the current trends of each quarter and give you an update on our full year expectations.

Our initial estimate for 2006 is EPS of $1.12 to $1.17. This is based upon full year comparable store sales increases of between two to three percent and 14.5 million diluted shares outstanding. We also expect to open 42 to 45 new stores and close two. This store opening plan will result in an increase of approximately 20 percent in selling square footage. Our estimate for fiscal 2006 does not include the expensing of stock options as required under FAS 123R, which we estimate to be approximately $1 million to $1.5 million pretax or approximately four to seven cents per share.

In addition, gross margins for the year are expected to decline 30 to 40 basis points, as markdown rates increase to closer to historical norms. This decrease in gross margins is expected to be offset by SG&A expense leverage, primarily in corporate costs and about 10 basis points of improvement in interest income year over year.

Our long-term goals are to continue to deliver annual square footage growth of approximately 20 percent through new stores, low to mid single digit comparable store sales increases, and a range of low to mid 20 percent long-term profit growth. 2006 will be a challenging year for us, since we would be comparing against a truly phenomenal year to date in 2005.

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Moderator: Tom Stoltz

11-21-05/4:00 p.m. CT

Confirmation # 4373471

One additional note. Adjusting our full year fiscal 2005 net income estimate for our projected diluted share count in 2006 results in a range of approximately $0.91 to $0.94 per share compared with next year’s forecasted range that would result in EPS growth consistent with our long-term strategic goals.

Finally, we expect fiscal 2006 to more closely resemble fiscal 2004 in terms of its seasonality by quarter. Typically our second and third quarters are much less profitable quarters than the fourth and first quarters. That was certainly not the case this year, as the positive impact from post hurricane sales led to a record third quarter, with strong double-digit comparable sales increases in both the second and third quarters this year and continued momentum expected for the fourth quarter in comparison to next year will be very difficult.

With that, operator, I’d like to now turn it back over to you to take any questions.

Operator: Are you ready to take questions at this time, sir?

Tom Stoltz: Yes.

Ed Anderson: Yes, we are.

Operator: Thank you.

Today’s question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are on a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order you signal us and we’ll

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Moderator: Tom Stoltz

11-21-05/4:00 p.m. CT

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take as many questions as time permits. Once again, that is star one to ask a question. And we’ll pause for just a moment to give everyone a chance to signal.

Our first question is from Dorothy Lakner with CIBC World Markets.

Dorothy Lakner: Thanks. Congratulations, although I think the word is probably insufficient for how well you’ve done. It’s really just phenomenal.

And I wanted to just maybe get a greater sense of the secret to your success and just talking about the amount of branded goods that you’re selling as part of the merchandise assortment or as a percent of sales, however you think you could present it, versus where you were last year.

And just looking at the impact from the hurricanes, you talked about customers coming in with FEMA coupons and so forth. I wondered how long you might expect that to continue what you’ve seen in the past and how this year might be different.

And then finally when you talked about November sales continuing the momentum that you’ve seen, are you referring to the momentum you saw in the quarter overall in terms of the comp or the very strong comp that you saw in the month of October, just to give us a sense of what you’re looking for.

Thanks.

Ed Anderson: OK. Dorothy, it’s Ed Anderson. Thank you for the nice comment there at the beginning. And I think I heard three questions from you.

Dorothy Lakner: Yes.

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Moderator: Tom Stoltz

11-21-05/4:00 p.m. CT

Confirmation # 4373471

Ed Anderson: One is you’re asking us really what’s the content in our business and what’s really driving our business. I mentioned in my comments that our nationally recognized brands, those brands like FuBu, Phat Farm, Rocawear, Ecco, Baby Phat, have increased at a higher rate than our non-branded business has.

I believe we’ve said before that our nationally recognized brands as a percentage of our total business is in the range of 35 to 40 percent of our total across all categories on average.

Dorothy Lakner: Right.

Ed Anderson: That range is still accurate, but the numbers have increased this year over last year. We’re not going to give you the exact number other than to tell you it has increased and it’s still in that range.

Dorothy Lakner: Right. But do you also think that you’re getting – since it doesn’t seem like it’s perhaps increased an enormous amount, is it the kind of goods that you’re getting better, more current and you have more brands that are what customers want than you had a year ago?

George Bellino: It’s definitely increased as far as current. We’re getting more current brands than we did before.

Dorothy Lakner: OK.

George Bellino: The same brands, but more current merchandise.

Dorothy Lakner: OK.

Ed Anderson: Dorothy that was George Bellino, our chief merchant speaking.

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Moderator: Tom Stoltz

11-21-05/4:00 p.m. CT

Confirmation # 4373471

Dorothy Lakner: Yes.

Ed Anderson: We developed relationships with the branded manufacturers over time. And those relationships have continued to build, and as our company has gotten larger our capability to buy larger quantities of these brands. And so, it’s a combination of the relationship building as well as our capability to buy more ...

Dorothy Lakner: Yes.

Ed Anderson: ... and the fact that we focused our merchants specifically on buying branded apparel. We have merchants that are dedicated to buying brands in women’s and merchants dedicated to buying brands in men’s.

So, on the FEMA money and the federal money as well as Red Cross and Salvation Army money going into these hurricane affected areas, we really don’t have a good fix on how much longer this continues. We’ve heard that it’s going to continue at some level in some of the areas, but not all of the areas, as long as Christmas, but we don’t really know that. And so, we’d be speculating.

Dorothy Lakner: All right. But is it fair to say that this is much bigger than you’ve ever seen before for ...

Ed Anderson: There’s no question that this rebound impact and the amount of money being put into these areas – I think – but I think it correlates to the amount of devastation, frankly, in these areas because I think what you have with the – not just the amount of wind damage that was direct from three separate hurricanes over less – a 60-day period, but also the flood, which is – I think is very unprecedented. So, I think the damage was unprecedented, the number of people that were left without homes is unprecedented, and the federal money and other money has gone with that.

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Moderator: Tom Stoltz

11-21-05/4:00 p.m. CT

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So, I think it has had an effect. And we did not see this coming. We have seen smaller rebound effects over the last few years, as far back as five or six years ago in North Carolina, last year in Florida. But you’re talking about three or four stores being affected for a briefer period of time. The fact that this impact had a negative direct impact on about 38 of our stores – but we think stores in the surrounding areas ended up being a net benefit as well. So, we think we had probably 50 stores that had a positive impact from the storm.

Dorothy Lakner: Right.

Ed Anderson: And the amounts – the timeframes are something that we’ve not ever seen before.

Your question about November, we, as you know, don’t like to talk too specifically intra month or quarter about results for a month. We’re not trying to be, I guess, too cute with the numbers, but our business has continued to be good. But I guess we’re just going to leave it at that at this point.

Dorothy Lakner: OK, thanks.

Ed Anderson: Sure.

Operator: And we’ll take our next question from Elizabeth Montgomery with SG Cowen.

Elizabeth Montgomery: Hi. It’s Beth Montgomery with SG Cowen. Congratulations.

Ed Anderson: Thank you, Beth.

Tom Stoltz: Thank you, Beth.

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Moderator: Tom Stoltz

11-21-05/4:00 p.m. CT

Confirmation # 4373471

Elizabeth Montgomery: I apologize for this. I hopped on the call a little bit late. I just want to make sure I’m understanding correctly that you’re actually taking your Q4 guidance up as well, not just like the upside from Q3.

Tom Stoltz: Well, the full year impact, as we said, is $1 to $1.03. And you know the actual results from the third quarter. So, yes, you can deduce that the fourth quarter has gone up slightly in our expectations.

Elizabeth Montgomery: OK. And that’s despite the fact that the tougher comparisons in the men’s business really began really in December but even more so in January?

Tom Stoltz: That’s correct.

Elizabeth Montgomery: OK.

And you’ve already gone into, I guess, what the explanation for that is with the bigger shift towards the national brands?

Tom Stoltz: Correct.

Elizabeth Montgomery: OK.

I guess my question would then be if you could talk about maybe the early indications you’ve gotten on stores that are kind of in new demographic areas and if you have a better sense of where the additional consumer traffic that you’re getting has been coming from.

Ed Anderson: OK, Beth. It’s Ed Anderson.

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Moderator: Tom Stoltz

11-21-05/4:00 p.m. CT

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You’re asking about what our new store experience has been in new areas this year, I guess.

Elizabeth Montgomery: Well, more so how some of the stores that are in areas that have been targeting kind of a newer demographic have been trending, specifically the stores in Houston ...

Ed Anderson: OK, like Houston.

Elizabeth Montgomery: ... and if you’re able to see where the additional – or where the increased consumer traffic from your stores is coming from, whether it’s within your core demographic or whether it’s people kind of outside your target consumers.

Ed Anderson: I think what you’re asking is there are markets in our area where, as you all know, that our primary customer base are African Americans. Over 70 percent of our customers across our company are African American, with the bulk of the remainder being Caucasian and, a lesser amount, Hispanics. However, in some of our markets, like Houston, for example, now in Dallas and San Antonio, we’re now in markets where the Hispanic population is consequential. And we have stores in areas where the Hispanic population is as much as half of the total demographic.

And we have, I guess, three or four stores in areas like that now in Houston, Dallas and San Antonio. And these stores have tracked very well and are doing at or above the new store average.

Elizabeth Montgomery: And is there any change that you can call out in terms of the product mix that could impact the margins or the growth opportunities for those stores?

Ed Anderson: We have done nothing to change any product mix in any of these stores. These stores are opened with and pretty much continue to carry the same merchandise mix as our other stores do.

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Moderator: Tom Stoltz

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Elizabeth Montgomery: OK.

And then I believe that when we were talking during the road show you guys had kind of ones that maybe you’d see a little bit of SG&A pressure from the new distribution center coming on line. And now it doesn’t look like that could be happening. Is that a function of spending less money than you had first anticipated to get it up and running?

Ed Anderson: I think it’s a function of two things, Beth. I think it’s – I think you’re right. I think it’s a function that we are spending less on the building and related equipment than we had expected to, and the fact that we are getting the building up earlier than we had planned.

Elizabeth Montgomery: OK.

Ed Anderson: We’ve already incurred some of the startup costs in a timeframe when our sales have been pretty good. So, we already have some of the startup costs behind us, and we’re expecting to get a consequential amount of the rest of the startup costs in the fourth quarter of ’05, where previously we were expecting those startup costs to be in maybe the second or third quarter of ’06.

And so, the answer is yes. Yes, on less because of the building costs and related costs, and also because we got this cost into a lower timeframe.

Elizabeth Montgomery: OK. Great. Thanks a lot, and congratulations.

Ed Anderson: Thank you.

Operator: We’ll go next to Jeff Klinefelter with Piper Jaffray.

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Moderator: Tom Stoltz

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Jeff Klinefelter: Yes. Congratulations as well on a great year so far.

Ed Anderson: Thank you, Jeff.

Tom Stoltz: Thank you.

Jeff Klinefelter: A couple questions for you.

Have you mentioned that – clearly you believe you’re getting a lot of new customers given your traffic counts through particularly this very strong third quarter. Wondered if you could maybe just shed a little bit more light on how you are analyzing that, capturing the data, maybe thinking about how you’re getting that customer in as a word of mouth, and how you sort of insure that you continue to service that customer and, importantly, find out maybe what other product categories you can deliver to them, and if it’s a different type of customer than you’ve normally had in your store.

And then the second one would be sort of a general question on managing the inventory that you have through the cycle we’re in. It seems like a lot of the brands you’re talking about are obviously sold also in some of the department stores and other specialty stores. And there seems to be a real transition taking place again in for a number of those urban brands. How do we think about that now going into next year when there’s probably a different set of brands available and maybe in different quantities as the space and traditional department stores is reallocated?

Ed Anderson: OK. Jeff, we’ll attempt to tackle both those questions. Very different questions, the first one on the customers.

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Moderator: Tom Stoltz

11-21-05/4:00 p.m. CT

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We don’t have a great deal of information about our customers. The information that we obtain we obtain through the point of sale transactions at checkout. We capture the transaction, the individual items in the transaction. So, we know what customers buy of each item, what the average item is, what the average basket is, and how many transactions we have. We don’t try to correlate that to specific individuals. So, we took off transactions. And it could be the same customer 10 times or 10 different individuals. So, all of this data comes to us from point of sale.

We think it’s reasonably accurate. We’ve tracked it over time. And so, we’re pretty confident that the increase in transactions really relates to increases in customer traffic. And, again, we do track the retail per item sold as well as the number of transactions each customer buys. And we thought what we would see is a marked increase in the size of the transactions. And while we saw a little bit of pick up in that, I think the surprise here is that we had a lot more transactions going on.

And as far as knowing who these customers are, I – we have nothing scientific on that.

Jeff Klinefelter: OK. In terms of how you’re reaching those customers, is there anything that you’ve been doing? I know there’s fairly limited brand outreach in marketing. But anything at all that you’re all doing or that you’ve been able to figure out that’s been particularly effective?

Ed Anderson: Jeff, we’ve done nothing different.

Jeff Klinefelter: OK.

Ed Anderson: We still continue to advertise brand, as you know. We really have three advertising campaigns per year. We advertise at Easter and Back-to-School and Christmas, and that’s primarily image advertising for the company over fairly brief time slots. And we advertise our grand openings fairly significantly. And we’ve done nothing different in the hurricane areas or

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Moderator: Tom Stoltz

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anything else through this process. So, whatever’s been getting our customers to our stores, the word of mouth and the amount of advertising we’ve been doing, has continued to do that.

Jeff Klinefelter: OK.

Ed Anderson: Now, on the other part on – you believe that – I guess from information that you’re seeing is that you’re seeing the potential for swapping out of some of the current brands into potentially new brands as we move into ’06. Or I gather you’re saying you’re seeing some volatility in some of these brands and you’re wondering how we’re managing through this process and what we expect to happen.

Jeff Klinefelter: Yes, that’s correct. Essentially that a number of these – we’ve gone through a few different cycles with some of the traditional sort of urban brands, whether it be department stores or specialty. And I think we’re – as we go through that transition I think the idea is that there is excess product out there and available for you as you come to the market. Just curious now as we kind of cycle through some of that inventory in the next year how you kind of think about planning for that.

Ed Anderson: OK. I’m going to give you the – sort of the general philosophy on the way we run our business and why I think it works this cycle and other cycles. And I’ll ask George to talk to you specifically about what he’s seeing in the marketplace as far as softness among urban suppliers and what he might anticipate seeing as we go into next year’s first quarter. And that’s probably about as far as we can see.

Our philosophy – merchandising philosophy, and it’s really primarily George’s – but it’s our company philosophy that we stay close in. The weighted average of open to buy is 90 days. While we do buy closeouts and occasionally buy closeouts that are large enough to carry into the

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Moderator: Tom Stoltz

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next season that represents less than five percent of our business. And while we do off price buys we often do those in season and other buys in season.

So, we stay pretty close in. And that’s – I think that’s good. It keeps our inventories fresh and healthy in a situation where like we’ve been where our business has been extraordinarily higher than we planned. It means that our merchandising team is pedaling pretty fast to keep up with the merchandise. And they’ve done an excellent job of actually keeping up and keeping the merchandise flowing and keeping the inventories in a proper sales to inventory relationship.

Now, as far as specifics about softness in the marketplace among urban brands, George, why don’t you address this with Jeff?

George Bellino: There’s always changes in the brands and who’s hot and who’s not. And this year the urban brands have been strong for the last three or four years. Some of them have softened up and has given us the opportunity to buy more goods from some of these people.

As we go forward we’re constantly in touch with the new brands that are coming out there. We may have a difficulty for the first season or two, maybe longer, to get them to sell us, but after a while with our credit and our persistence we’re able to get most of the new brands on board to sell us, especially as their inventory grows and they have their ups and downs as well.

We’re constantly – our approach is to constantly be out there looking for the next thing happening. So far we’ve been able to continue to get the brands that are hot. It may not be their first season, but we do eventually get them to sell us.

Ed Anderson: Jeff, one of the things that we’re hesitant to do is to call out specifics on brands, as you know. But you’ve heard us say before that those key brands for us, Baby Phat, Phat Farm,

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Moderator: Tom Stoltz

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Rocawear, Apple Bottoms and Dickies, those brands have been hot for us all year long. And we’ve really not seeing any tailing off among those very top brands.

So, at this point we haven’t seen what you’re telling us that you’re seeing in other places.

Jeff Klinefelter: OK, great. Well, thank you very much.

Ed Anderson: Sure.

Operator: And we’ll now take a follow-up question from Dorothy Lakner with CIBC World Markets.

Dorothy Lakner: Yes, thanks. It was kind of a follow-up question to Jeff’s. Just on the men’s side of the business specifically, if you could talk about what you’re doing that’s different there because some of the competitors, I guess, in the urban space have not really – have done very, very well with women’s, but not so well with the men’s business. So, I just wonder where you’re different.

And then a – just a question – housekeeping question. If you could give the square footage at the end of the quarter.

Thanks.

Ed Anderson: Our men’s business had been soft, as you know, through the beginning of ’04. Our men’s business started picking up as we entered the second half of ’04. And our men’s business has been strong through ’05. In fact, this quarter it was somewhat higher than women’s. I believe on a year to date basis men’s and women’s is pretty close to being equal. Isn’t that right, Tom and George, we’re pretty close to equal?

Tom Stoltz: Yes.

CITI TRENDS

Moderator: Tom Stoltz

11-21-05/4:00 p.m. CT

Confirmation # 4373471

Ed Anderson: We get asked this question a lot. And I think it may be that our customer is looking for different brands than some of the other stores sell and perhaps different fashion. That’s probably as specific as I can care to be.

George, do you have anything to add to that about what our men’s business versus other peoples’ men’s business?

George Bellino: A lot of the brands – some of the retailers give up on them too early. There’s a – if you bring the prices down, and – many times you can sell those brands.

Dorothy Lakner: Yes.

George Bellino: That’s happened with us. We’ve had disasters a couple times with going into a brand for the first season or two and then been able to work with them and where they can still come out alive or help them move inventory. And we can bring the prices down and give our customers a better value. And that brand develops into being a very successful brand for us.

Ed Anderson: Remember, what we say about brands and fashion is we believe the look is more important than the brand. And we know that’s counterintuitive to what a lot of people think about urban fashions, but we really believe that it’s got to be the right look first and the brand second. Even though brands are consequential to our business, we think if it wasn’t the right fashion look the brand wouldn’t make any difference.

Dorothy Lakner: No.

Ed Anderson: OK.

CITI TRENDS

Moderator: Tom Stoltz

11-21-05/4:00 p.m. CT

Confirmation # 4373471

Tom Stoltz: Square footage is just over two million square feet at the end of the quarter for about a 21 percent increase.

Dorothy Lakner: OK. Great. Thank you.

Operator: And, once again, ladies and gentlemen, that is star one to as a question. And as a reminder, make sure that mute function is turned off to allow your signal to reach our equipment.

Gentlemen, it appears we have no further questions at this time.

Ed Anderson: OK. Thank you all for joining the call today, and we look forward to the next one.

Operator: This does conclude today’s conference call. We thank you for your participation, and have a great day.

END